As filed with the Securities and Exchange Commission on June 29, 1995
                                          Registration Statement No. 33-59423


==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------


                                AMENDMENT NO. 2
                                       To

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                             ----------------------

                               TOSCO CORPORATION
             (Exact name of registrant as specified in its charter)

              Nevada                                      95-1865716
   (State or other jurisdiction                        (I.R.S. employer
  of incorporation or organization)                 identification number)

                             72 Cummings Point Road
                          Stamford, Connecticut 06902
                                 (203) 977-1000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                            WILKES McCLAVE III, Esq.
                       Vice President and General Counsel
                             72 Cummings Point Road
                          Stamford, Connecticut 06902
                                 (203) 977-1000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             ----------------------

                                   Copies to:

    MARTIN H. NEIDELL, ESQ.                         MICHAEL ROSENWASSER, ESQ.
  STROOCK & STROOCK & LAVAN                           ANDREWS & KURTH L.L.P.
    Seven Hanover Square                               425 Lexington Avenue
  New York, N.Y. 10004-2594                            New York, N.Y. 10017

                             ----------------------

     Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

                             ----------------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [X]


                             ----------------------


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

PROSPECTUS (Subject to Completion)
Issued June 29, 1995


                                  $250,000,000

                               TOSCO CORPORATION

                                Debt Securities

                               ------------------

     Tosco Corporation ("Tosco" or the "Company") may offer and issue from time to time up to $250,000,000 in aggregate proceeds of its debt securities each of which will be a direct, unsecured obligation of Tosco (the "Debt Securities"). The Debt Securities may be offered to the public on terms determined by market conditions at the time of sale.

     The Debt Securities may be issued in one or more series with the same or various maturities at or above par or with an original issue discount. The specific designation, aggregate principal amount, authorized denominations, purchase price, maturity, interest rate (or method of calculation) and time of payment of interest (if any), any terms for redemption or repurchase, any listing on a securities exchange or other specific terms of the Debt Securities in respect of which this Prospectus is being delivered (the "Offered Securities") are set forth in the accompanying supplement to this Prospectus (the "Prospectus Supplement"), together with the terms of offering of the Offered Securities.

                               ------------------

     SEE "RISK FACTORS" LOCATED ON PAGES 4 AND 5 OF THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PURCHASERS OF THE DEBT SECURITIES.

                               ------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
              ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRE-
                SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

     The Debt Securities may be offered directly, through agents designated from time to time, through dealers or through underwriters. Such agents or underwriters may act alone or with other agents or underwriters. See "Plan of Distribution". Any such agents, dealers or underwriters will be set forth in the Prospectus Supplement. If an agent of the Company or a dealer or underwriter is involved in the offering of the Offered Securities, the agent's commission, dealer's purchase price, underwriter's discount and net proceeds to the Company will be set forth in, or may be calculated from, the Prospectus Supplement. Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933.

     This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.

June __, 1995

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

     No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus or the Prospectus Supplement in connection with the offer made by this Prospectus and Prospectus Supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any Underwriter, dealer or agent. This Prospectus and the Prospectus Supplement do not constitute an offer to sell or the solicitation of an offer to buy any of the Offered Securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. This Prospectus and the Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which they relate. Neither the delivery of this Prospectus nor any sale made hereunder or under the Prospectus Supplement shall, under any circumstances, create an implication that there has been no change in the affairs of the Company or any of its subsidiaries since the respective dates of this Prospectus and the Prospectus Supplement.

                               ------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the regional offices of the Commission at 7 World Trade Center (13th Floor), New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected at the offices of the New York Stock Exchange, Inc. and the Pacific Stock Exchange, Inc., on which exchanges the Company's Common Stock is listed.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof and otherwise incorporated therein. Copies of the Registration Statement and the exhibits may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:

          1. Annual Report on Form 10-K for the year ended December 31, 1994 filed on March 30, 1995, as amended by Form 10-K/A filed on April 20, 1995.

          2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 filed on May 12, 1995, as amended by Form 10-Q/A filed on June 21, 1995.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus and the Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the Prospectus Supplement.

     The Company will provide a copy of any or all of such documents (exclusive of exhibits unless such exhibits are specifically incorporated by reference therein), without charge, to each person to whom this Prospectus is delivered, upon written or oral request to Joseph Watson, Investor Relations, Tosco Corporation, 72 Cummings Point Road, Stamford, Connecticut 06902 (telephone
(203) 977-1000).

                               ------------------

     IN CONNECTION WITH THE OFFERING OF THE SECURITIES DESCRIBED IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF SUCH SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  THE COMPANY

     Tosco, through divisions and subsidiaries, is a large independent refiner, wholesaler and retail marketer of petroleum products, principally on the East and West Coasts of the United States. Tosco, through its Avon, Bayway and Ferndale Refineries, currently processes approximately 525,000 barrels per day of crude oil and other feedstocks into various petroleum products, consisting chiefly of light transportation fuels (gasoline, diesel and jet fuel) and heating oil. Tosco has extensive distribution facilities and also engages in related commercial activities throughout the United States and internationally.

     Following the December 28, 1993 acquisition of British Petroleum's ("BP") petroleum refining and retail marketing system in the Pacific Northwest, Tosco increased its involvement in petroleum marketing. During 1994, Tosco added BP's retail marketing assets in California and Exxon Corporation's retail marketing assets in Arizona. Tosco also acquired the exclusive right to market under the BP brand in nine Western states.

     Tosco also has interests in oil shale properties in Colorado and Utah.

     Tosco was incorporated under the laws of the State of Nevada in 1955. Its principal executive offices are located at 72 Cummings Point Road, Stamford, Connecticut 06902, and its telephone number is (203) 977-1000.

                                  RISK FACTORS

     The following factors should be carefully considered in evaluating Tosco and the Debt Securities offered hereby.

Volatility of Refining Industry



A significant portion of Tosco's earnings are dependent upon its refining margins (the difference between the price of refined products produced for sale and the cost of crude oil). These refining margins have fluctuated widely due to changes in the cost of crude oil purchased and the price of refined products sold (which depend upon factors beyond the control of Tosco). These factors include the demand for crude oil, gasoline and other refined products (which fluctuate with changes in the economy, price levels and seasons), the level of foreign and domestic production, the availability of imports, the availability and marketing of competitive fuels, the impact of energy conservation efforts and the extent of government regulation. Refining margins also vary significantly by refinery for a number of reasons including marketing conditions in the principal areas served by the refineries, their configuration and complexity (ability to convert raw materials into clean products), cost structure, and maintenance schedules. Refining margins averaged $5.01, $2.55 and $3.42 per share for the first quarter of 1995 for the Avon, Bayway and Ferndale Refineries, respectively ($6.79, $3.02, and $4.54 per share for the year ended December 31, 1994). A barrel is equal to 42 gallons. The Bayway and Ferndale Refineries were acquired in April and December 1993, respectively. As a consequence of fluctuations in the cost of crude oil and refined product prices and the acquisition of the Bayway and Ferndale Refineries, consolidated refining margins averaged $3.44 per share for the first quarter of 1995 and $4.50, $5.60, and $7.33 per share for the years 1994, 1993, and 1992. To reduce Tosco's exposure to fluctuations in refining margins, and reduce the volatility of operating results, Tosco has, when it is able, used futures contracts to lock in what it considered to be acceptable refining margins on a varying percentage of Bayway's production. While refining margins have fluctuated widely, refining margins have trended downward since the acquisition of the Bayway Refinery. As a consequence, Tosco's use of futures contracts and derivative instruments has similarly declined through December 31, 1994. At December 31, 1994, Bayway had hedged approximately 12% and 6% of its expected first quarter and annual 1995 production. With the improvement in refining margins late in the first quarter of 1995, Tosco increased its use of futures contracts and derivative instruments and at March 31, 1995 had hedged approximately 37% and 17% of Bayway's expected second quarter and remaining 1995 production. Tosco does not hedge production at either the Avon or Ferndale refineries and the Bayway refinery accounts for approximately 55% of Tosco's total production. Results from Tosco's retail operations are generally less volatile than refining results.



Continuity of Operations

     Tosco's principal operating assets are the Bayway Refinery and the Avon Refinery (together the "Refineries"). Tosco's earnings and its ability to service the Debt Securities will depend primarily upon the continuing operation of the Refineries.

     In accordance with industry practice, the processing units at the Refineries require regular scheduled major maintenance and refurbishment, commonly known as "turnarounds". The unit is shut down during the turnaround and production, therefore, is reduced. Turnarounds for major processing units, such as fluid catalytic crackers and the fluid coker, last approximately 40-50 days and run cycles between turnarounds are approximately two to four years, depending on the individual unit. Turnarounds of the major processing units at the Refineries were completed during 1994 and 1995.

     Processing units are also subject to the possibilities of unplanned shutdowns, which would reduce production. During the last 12 years there have been two major unplanned shutdowns at the Avon Refinery, the last in 1989. There have been none at the Bayway refinery since it was acquired in 1993.

     Ownership of multiple refineries gives Tosco the opportunity to coordinate scheduled major maintenance on the process units at the Refineries. In addition, Tosco maintains insurance on the Refineries. However, if either of the Refineries experiences interruptions in supply or operations, Tosco's business could be materially adversely affected.

Environmental and Governmental Regulations


     Tosco is subject to extensive regulations governing releases into the environment and the storage, transportation, disposal and clean-up of hazardous waste material. These include, on the federal level, the Clean Air Act (42 U.S.C. ss 7401-7671q), the Clean Water Act (33 U.S.C. ss 1251-1387), the
Resource Conservation and Recovery Act (42 U.S.C. ss 6901-6992k), the Comprehensive Environmental Response, Liability and Compensation Act
(42 U.S.C. ss 9601-9675), leaking underground storage tank regulations, other federal legislation and regulations issued by the U.S. Environmental Protection Agency, and analogous state and local laws, principally in the states of California, New Jersey and Washington. In addition, regulations relating to motor fuel specifications at the federal (reformulated gasoline or "RFG") and state levels (e.g. California Air Resources Board Phase I & II gasoline specifications and diesel standards), including requirements for the additions of oxygenates to gasoline (e.g. MTBE or ethanol) have resulted, and could result, in increased operating costs and/or capital expenditures that may adversely affect Tosco's results of operations and financial condition.
See Note 15 of the "Notes to Consolidated Financial Statements" contained in Tosco's Annual Report on Form 10-K for 1994 with respect to environmental cost accruals and for information concerning specific sites and proceedings. Tosco cannot at this date reasonably estimate the range of probable losses associated with the specific sites and proceedings because of the uncertainties discussed in Note 15.




                                USE OF PROCEEDS

     Unless otherwise set forth in the applicable Prospectus Supplement, the net proceeds to Tosco from the sale of the Debt Securities offered hereby will be used for general corporate purposes, which may include repaying existing indebtedness or financing acquisitions.


                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the periods indicated.

         Three Months                  Year Ended December 31,
             Ended               ------------------------------------
        March 31, 1995           1994    1993    1992    1991    1990
        --------------           ----    ----    ----    ----    ----
             .62x                2.83x   3.28x   2.71x   3.55x   5.72x

     For the purpose of computing the above ratio of earnings to fixed charges, earnings consist of consolidated income from operations before income taxes and fixed charges. Fixed charges consist of interest on outstanding debt, one third (the proportion deemed representative of the interest factor) of net rentals and amortization of debt discount and expense. Earnings for the first quarter of 1995 were less than fixed charges by approximately $8.0 million.



                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Securities") and the extent, if any, to which such general provisions may not apply thereto will be described in the Prospectus Supplement relating to such Offered Securities.


     The Debt Securities are to be issued in one or more series (each such series a "Series") under an Indenture dated as of July __, 1995 (the "Indenture") between the Company and The First National Bank of Boston, as Trustee (the "Trustee"). The form of the Indenture is filed as an exhibit to the Registration Statement.

General

     The Indenture does not limit the amount of Debt Securities which can be issued thereunder and provides that debt securities of any Series may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company. The Indenture does not limit the amount of other indebtedness or securities which may be issued by the Company. However, the Indenture does limit the ability of the Company's subsidiaries having a Principal Property to incur Indebtedness and issue Preferred Stock. All Debt Securities will be unsecured and will not rank below any other unsecured indebtedness of the Company. The Trustee will authenticate and deliver Debt Securities executed and delivered to it by the Company as set forth in the Indenture.

     Reference is made to the Prospectus Supplement for the following and other possible terms of each Series of the Offered Securities in respect of which this Prospectus is being delivered: (i) the title of the Offered Securities; (ii) any limit upon the aggregate principal amount of the Offered Securities; (iii) if other than 100% of the principal amount, the percentage of their principal amount at which the Offered Securities will be offered; (iv) the date or dates on which the principal of the Offered Securities will be payable (or method of determination thereof); (v) the rate or rates (or method of determination thereof) at which the Offered Securities will bear interest, if any, the date or dates from which any such interest will accrue and on which such interest will be payable, and the record dates for the determination of the holders, to whom interest is payable; (vi) if other than as set forth herein, the place or places where the principal of and interest, if any, on the Offered Securities will be payable; (vii) the price or prices at which, the period or periods within which and the terms and conditions upon which Offered Securities may be redeemed, in whole or in part, at the option of the Company; (viii) the obligation, if any, of the Company to redeem, repurchase or repay Offered Securities, whether pursuant to any sinking fund or analogous provisions or pursuant to other provisions set forth therein or at the option of a holder thereof; and (ix) any other terms or conditions not inconsistent with the provisions of the Indenture upon which the Offered Securities will be offered.

     Unless otherwise provided in the Prospectus Supplement relating to any Offered Securities, principal and interest, if any, will be payable, and the Debt Securities will be transferable and exchangeable, at the office or offices or agency maintained by the Company for such purposes, provided that payment of interest on the Debt Securities will be paid at such place of payment by check mailed to the persons entitled thereto at the addresses of such persons appearing on the Security Register. Interest on the Debt Securities will be payable on any interest payment date to the persons in whose name the Debt Securities are registered at the close of business on the record date with respect to such interest payment date.

     Debt Securities may be issued only in fully registered form in minimum denominations of $1,000 and any integral multiple thereof. Debt Securities may be exchanged for an equal aggregate principal amount of Debt Securities of the same Series and date of maturity in such authorized denominations as may be requested upon surrender of the Debt Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent. No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Debt Securities will bear interest at a fixed rate (a "Fixed Rate Security") or a floating rate (a "Floating Rate Security"). Debt Securities bearing no interest or interest at a rate which, at the time of issuance, is below the prevailing market rate, will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the applicable Prospectus Supplement.

     The Indenture requires the annual filing by the Company with the Trustee of a certificate as to compliance with all conditions and covenants contained in the Indenture.

     The Company will comply with Section 14(c) under the Exchange Act, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation of the Company to purchase Offered Securities at the option of the holders thereof. Any such obligations applicable to a Series of Debt Securities will be described in the Prospectus Supplement relating thereto.

     Unless otherwise described in a Prospectus Supplement relating to any Offered Securities, there are no covenants or provisions contained in the Indenture which may afford the holders of Offered Securities protection in the event of a highly leveraged transaction involving the Company, except to the limited extent described under the caption "Covenants" as described below. Such covenants or provisions are not subject to waiver by the Company's Board of Directors without the consent of the holders of not less than a majority in principal amount of Debt Securities of each Series as described under "Modification of the Indenture" below.

     At March 31, 1995, the Company had outstanding $300 million of first mortgage bonds collateralized by its Avon Refinery, $150 million of first mortgage bonds collateralized by its Bayway Refinery, a revolving credit facility of up to $450 million (on which two wholly-owned subsidiaries are also borrowers) collateralized by accounts receivable, inventory and investments and $5.3 million of other secured debt. At March 31, 1995, the Company (including its two wholly-owned subsidiaries) had $273 million of cash borrowings and outstanding letters of credit of approximately $112 million under such credit facility. There is no other subsidiary debt which is effectively senior to the Debt Securities.

Global Security

     Upon issuance, each series of Debt Securities will be represented by a single global security (the "Global Security") which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and will be registered in the name of the Depositary or a nominee of the Depositary.

     Upon the issuance of the Global Security, the Depositary or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities represented by the Global Security to the accounts of persons that have accounts with such Depositary ("Participants"). Such accounts shall be designated by the underwriters, if any. Ownership of beneficial interests in the Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in the Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Security.

     So long as the Depositary, or its nominee, is the registered owner of the Global Security, the Depositary or the nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by the Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Security will not be entitled to have any of the individual Debt Securities represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Payments of principal of (and premium, if any) and interest (if any) on individual Debt Securities represented by the Global Security registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security. None of the Company, the Trustee, any Paying Agent, or the Securities Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest of the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company has been advised by the Depositary that, upon receipt of any payment of principal, premium or interest in respect of the Global Security, the Depositary immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the Global Security as shown on the records of the Depositary. Payments by Participants to owners of beneficial interests in the Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Such payments will be the responsibility of such Participants.

     If the Depositary is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities in exchange for the Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue individual Debt Securities in exchange for the Global Security for such series. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in the Global Security may, on terms acceptable to the

Company, the Trustee and the Depositary, receive individual Debt Securities in exchange for such beneficial interests. In any such instance, an owner of a beneficial interest in the Global Security will be entitled to physical delivery of individual Debt Securities equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

     Except as provided above, owners of beneficial interests in the Global Security will not be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security for a series Debt Securities must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder of such securities under the Indenture. The Depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in the Global Security desires to give or take any action to which a holder is entitled to give or take under the Indenture, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize beneficial owners owning through such Participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     The Depositary has advised the Company that the Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. The Depositary was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the underwriters, if any,), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or the representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant either directly or indirectly.

Covenants

     The covenants summarized below will be applicable (unless waived or amended) so long as any of the Debt Securities are outstanding, unless stated otherwise in the Prospectus Supplement.

Limitation on Liens

     The Company will not, and will not permit any Subsidiary to, incur any Debt secured by a Lien on any Principal Property without making effective provision for securing all Outstanding Debt Securities of each series having the benefit of this covenant equally and ratably with such Debt as to such Principal Property.

     With respect to any particular series of Debt Securities, the foregoing restrictions will not apply to: (i) Liens existing at the date of original issuance of such series of Debt Securities; (ii) any Liens securing Debt owed by the Company to one or more Subsidiaries of the Company; (iii) Liens on any Principal Property of a Person existing prior to the time (A) such Person becomes a Subsidiary of the Company, (B) such Person merges into or consolidates with a Subsidiary of the Company or (C) another Subsidiary of the Company merges into or consolidates with such Person (in a transaction in which such Person becomes a Subsidiary of the Company); (iv) Liens on any Principal Property existing at the time of acquisition thereof; (v) Liens on any Principal Property to secure Debt incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the Principal Property subject to such Liens in an aggregate principal amount not to exceed the fair market value of such property, construction or improvements; (vi) Liens on any Principal Property of the Company or any Subsidiary in favor of governmental bodies to secure certain advance or progress payments pursuant to any contract or statute; and (vii) Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Debt secured by Liens referred to in the foregoing clauses (i) to (vi), so long as such Lien does not extend to any other property and the Debt so secured is not increased.

     Notwithstanding the foregoing, the Company or any Subsidiary may incur Debt secured by Liens which otherwise would be subject to the foregoing restrictions, in an aggregate amount which, together with all other such Debt outstanding secured by Liens and all Attributable Debt outstanding in respect of Sale and Leaseback Transactions (other than as permitted by the first paragraph under the "Limitation on Sale and Leaseback Transactions" covenant below), does not exceed 10% of Consolidated Net Tangible Assets.

Limitation on Sale and Leaseback Transactions

     The Company will not, and will not permit any Subsidiary to, enter into any Sale and Leaseback Transaction on any Principal Property (except for a period not exceeding three years) unless: (i) the Company or such Subsidiary would be entitled to incur a Lien to secure Debt by reason of the provisions described in clauses (i) through (vii) of the second paragraph under the "Limitation on Liens" covenant in an amount equal to the Attributable Debt of such Sale and Leaseback Transaction without equally and ratably securing all Outstanding Debt Securities of each series having the benefit of this covenant or (ii) the Company or such Subsidiary applies within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not exceeding the net book value), and, otherwise, an amount equal to the fair value (as determined by its Board of Directors), of the property so leased to (A) the retirement of Debt Securities or other Funded Debt of the Company or such Subsidiary or (B) the acquisition of property which constitutes a Principal Property.

     Notwithstanding the foregoing, the Company or any Subsidiary may enter into a Sale and Leaseback Transaction which would otherwise be subject to the foregoing restriction, provided the amount of Attributable Debt in respect of such Sale and Leaseback Transaction, together with all other such Attributable Debt outstanding and all Debt outstanding secured by Liens (other than as permitted by the second paragraph under the "Limitations on Liens" covenant above), does not exceed 10% of Consolidated Net Tangible Assets.

Limitation on Subsidiary Funded Debt and Preferred Stock

     The Company will not permit any Subsidiary of the Company having a Principal Property to incur or suffer to exist any Funded Debt or issue any Preferred Stock except: (i) Funded Debt outstanding under the Bank Credit Facility; (ii) Funded Debt or Preferred Stock outstanding on the date of original issuance of the Debt Securities of a particular series; (iii) Funded Debt or Preferred Stock issued to and held by the Company or a Subsidiary of the Company; (iv) Funded Debt incurred or Preferred Stock issued by a Person prior to the time (A) such Person became a Subsidiary of the Company, (B) such Person merges into or consolidates with a Subsidiary of the Company or (C) another Subsidiary of the Company merges into or consolidates with such Person (in a transaction in which such Person becomes a Subsidiary of the Company); (v) Funded Debt or Preferred Stock incurred for the purpose of financing all or any part of the purchase price or the cost of construction of or improvements to the property of the Company or any of its Subsidiaries in an aggregate principal amount or liquidation preference, as the case may be, not to exceed the fair market value of such property, construction or improvements; and (vi) Funded Debt or Preferred Stock that is exchanged for, or the proceeds of which are used to refinance or refund, any Funded Debt or Preferred Stock permitted to be outstanding pursuant to clauses (i) through (v) (or any extension or renewal thereof) in an aggregate principal amount or liquidation preference, as the case may be (which, in the case of a Discount Security, shall be the issue price thereof), not to exceed the principal amount of the Funded Debt or the liquidation preference of the Preferred Stock, as the case may be, so exchanged, refinanced or refunded (which, in the case of a Discount Security, shall be the accreted value thereof).

     Notwithstanding the foregoing, the Company's Subsidiaries may incur Funded Debt and Preferred Stock in an aggregate principal amount and liquidation preference that does not exceed 10% of Consolidated Net Tangible Assets.

     Certain Definitions. The terms set forth below are defined in the Indenture as follows:

     "Attributable Debt" when used in connection with a Sale and Leaseback Transaction involving a Principal Property shall mean, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any renewal term or period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the Debt Securities of each series outstanding pursuant to the Indenture compounded semi-annually. For purposes of the foregoing definition, rent shall not include amounts required to be paid by the lessee on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Bank Credit Facility" means the bank facility provided for under the Second Amended and Restated Credit Agreement, dated as of April 7, 1995, as amended, among the Company, certain of its subsidiaries and the banks that are or become parties from time to time thereto, as it may be amended, supplemented or otherwise modified from time to time, and any successor or replacement bank facility thereto, provided that the aggregate principal amount of borrowings thereunder does not exceed $450 million.

     "Consolidated Net Tangible Assets" means the total of all the assets appearing on the consolidated balance sheet of the Company and its Subsidiaries, less the following: (a) liabilities, (b) intangible assets, including, but without limitation, such items as goodwill, trademarks, trade names, patents and unamortized debt discount and expense carried as an asset on said balance sheet, and (c) appropriate adjustment on account of minority interests of other persons holding stock in any Subsidiary. Consolidated Net Tangible Assets shall be determined in accordance with generally accepted accounting principles applied on a consistent basis and shall be determined by reference to the most recent publicly available quarterly or annual, as the case may be, consolidated balance sheet of the Company.

     "Debt" of a Person means, all indebtedness of such Person which is for money borrowed.

     "Funded Debt" means Debt which by its terms matures at, or can be extended or renewed at the option of the obligor to, a date more than twelve months after the date of the Debt's creation, including, but not limited to, outstanding revolving credit loans.

     "Incur" means to issue, incur, assume, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for the payment of, any Debt.

     "Lien" means any mortgage or deed of trust, pledge, assignment, security interest, lien, charge, or other encumbrance or preferential arrangement (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Principal Property" means (i) any refining or processing plant (together with any pipeline, terminal or other facility related to such refining or processing plant and necessary for its economic operation) or corporate offices, in any case owned or leased by the Company or any Subsidiary, or any interest of the Company or any Subsidiary in such property (in each case including the real estate related thereto) located within the United States of America and (ii) any Capital Stock of any Subsidiary that owns, directly or indirectly, a Principal Property of the type described in clause (i).

     "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such person of any property or asset of such Person which has been or is being sold or transferred by such Person more than one year after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other similar amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

Events of Default

     As to any Series of Debt Securities, the Indenture defines the following events as "Events of Default": (a) failure to pay interest on any Debt Security of such series after the interest becomes due and payable and continuance of such default for a period of 30 days; (b) failure to pay all or any portion of the principal of any Debt Security of such series when such principal becomes due and payable at maturity without any grace period; (c) default in the performance, or breach, of any other covenant of the Company for the benefit of the Debt Securities of such series that continues for a period of 30 days (or such other period specified in such other document) after written notice of such default has been given (i) to the Company by the Trustee or (ii) to the Company and the Trustee by the holders of at least 25% of the Debt Securities of such Series then outstanding; (d) the occurrence of a default under any indebtedness aggregating in excess of $10,000,000 (i) resulting from the failure to pay principal at maturity or (ii) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity; (e) final judgments against the Company or any Subsidiary in excess of $10,000,000 which remain undischarged for 60 days; or (f) certain events of bankruptcy, insolvency, or reorganization which are voluntary or, if involuntary, continue for a period of 90 days.

     Additional Events of Default may be added for the benefit of holders of certain Series of Debt Securities which, if added, will be described in the Prospectus Supplement relating to such Debt Securities. The Indenture provides that the Trustee shall notify the holders of Debt Securities of each Series of any continuing default known to the Trustee which has occurred with respect to that Series within 90 days after the occurrence thereof. The Indenture provides that notwithstanding the foregoing, except in the case of default in the payment of the principal of or interest on any of the Debt Securities of such Series the Trustee may withhold such notice if the Trustee in good faith determines that the withholding of such notice is in the interests of the holders of Debt Securities of such Series.

     The Indenture provides that if an Event of Default (other than an Event of Default described in clause (f) above) with respect to any Series of Debt Securities shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of Debt Securities of that Series then outstanding may declare the principal amount of, and accrued and unpaid interest on, all Debt Securities of that Series to be due and payable immediately. Upon certain conditions such acceleration may be annulled. The Indenture provides that if an Event of Default described in clause (f) shall have occurred and be continuing, the principal amount of (and accrued and unpaid interest on) all Debt Securities of all Series shall ipso facto become due and payable immediately, without any declaration or other act on the part of the Trustee or any holder. Any past defaults and the consequences thereof (except a default in the payment of principal of or interest on Debt Securities of that Series) may be waived by the holders of a majority in principal amount of the Debt Securities of that Series then outstanding. The Indenture also permits the Company not to comply with certain covenants in the Indenture with respect to Debt Securities of any Series upon waiver by the holders of a majority in principal amount of the Debt Securities of such Series then outstanding.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default with respect to any Series of Debt Securities shall occur and be continuing, the Trustee shall not be under any obligation to exercise any of the trust powers vested in it by the Indenture at the request or direction of any of the holders of that Series, unless such holders shall have offered to the Trustee reasonable security or indemnity. The holders of a majority in aggregate principal amount of the Debt Securities of each Series affected and then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture or exercising any trust power conferred on the Trustee with respect to the Debt Securities of that Series; provided that the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture and subject to certain other limitations.

     No holder of any Debt Securities of any Series will have any right by virtue or by availing of any provision of the Indenture to institute any proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given the Trustee written notice of an Event of Default with respect to Debt Securities of that Series and unless also the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that Series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and the Trustee shall have failed to institute such proceeding within 60 days after its receipt of such request, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of that Series a direction inconsistent with such request. However, the right of a holder of any Debt Security to receive payment of the principal of and any interest on such Debt Security on or after the due dates expressed in such Debt Security, or to institute suit for the enforcement of any such payment on or after such dates, shall not be impaired or affected without the consent of such holder.

Consolidation, Merger, Sale or Conveyance

     The Indenture provides that the Company may consolidate with, or sell, convey or lease all or substantially all of its assets to, or merge with or into, any other corporation, if (i) either the Company is the continuing corporation, or the successor corporation is a domestic corporation and expressly assumes the due and punctual payment of the principal of and interest on all the Debt Securities outstanding under the Indenture according to their tenor and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Company and (ii) immediately after such merger or consolidation, or such sale, conveyance or lease, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

Satisfaction and Discharge of Indenture

     The Indenture with respect to any Series (except for certain specified surviving obligations including, among other things, the Company's obligation to pay the principal of and interest on the Debt Securities of such Series) will be discharged and cancelled upon the satisfaction of certain conditions, including the payment of all principal of and interest on all the Debt Securities of such Series or the deposit with the Trustee of cash or appropriate Government Obligations or a combination thereof sufficient for such payment or redemption in accordance with the Indenture and the terms of the Debt Securities of such Series.

Modification of the Indenture

     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Debt Securities of each Series at the time outstanding under the Indenture, to execute supplemental indentures adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture or any supplemental indenture with respect to the Debt Securities of such Series or modifying in any manner the rights of the holders of the Debt Securities of such Series; provided that no such supplemental indenture may (i) extend the stated maturity of the principal of any Debt Security, or reduce the principal amount thereof or any premium thereon, or reduce the rate or extend the time of payment of any interest thereof, or reduce any amount payable on redemption thereof (including any amount with respect to original issue discount), or reduce the amount of original issue discount security payable upon acceleration or provable in bankruptcy, or impair or affect the right of any holder of Debt Securities to institute suit for payment thereof, or, if the Debt Securities provide therefor, any right of repayment at the option of the holders of the Debt Securities, without the consent of the holder of each Debt Security so affected, or (ii) reduce the aforesaid percentage of Debt Securities of such Series, the consent of holders of which is required for any such supplemental indenture, without the consent of the holders of all Debt Securities of such Series so affected. Additionally, in certain prescribed instances, including the establishment of the forms or terms of Debt Securities of any series, the Company and the Trustee may execute supplemental indentures without the consent of the holders of Debt Securities.

Defeasance and Covenant Defeasance

     The Indenture provides, if such provision is made applicable to the Debt Securities of any Series, that the Company may elect either (a) to terminate (and be deemed to have satisfied) all its obligations with respect to such Debt Securities (except for the obligations to register the transfer or exchange of such Debt Securities, to replace mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities, to compensate and indemnify the Trustee and to punctually pay or cause to be paid the principal of, and interest on, all Debt Securities of such Series when due) ("defeasance") or (b) to be released from its obligations with respect to such Debt Securities upon the deposit with the Trustee, in trust for such purpose, of money and/or Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of and interest, if any, on the outstanding Debt Securities of such Series, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such a trust may be established only if, among other things, the Company has delivered to the Trustee an opinion of counsel (as specified in the Indenture) with regard to certain matters, including an opinion to the effect that the holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and discharge and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. The Prospectus Supplement may further describe these or other provisions, if any, permitting defeasance or covenant defeasance with respect to the Debt Securities of any Series.

Applicable Law

     The Debt Securities and the Indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

     The Trustee may provide various commercial banking services to the Company from time to time.

                              PLAN OF DISTRIBUTION

     The Company may sell Offered Securities (i) through agents, (ii) through underwriters, (iii) through dealers or (iv) directly to purchasers (through a specific bidding or auction process or otherwise).

     Offers to purchase Debt Securities may be solicited by agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Offered Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as the term is defined in the Securities Act, of the Debt Securities so offered and sold. Agents may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engaged in transactions with or perform services for the Company in the ordinary course of business.

     If an underwriter or underwriters are utilized in the sale of Offered Securities, the Company will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of Offered Securities. The underwriters may be entitled under the relevant underwriting agreement to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and such underwriters or their affiliates may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

     If a dealer is utilized in the sale of Offered Securities, the Company will sell such Debt Securities to the dealer, as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled, under agreements which may be entered into with the Company, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and such dealers or their affiliates may be customers of, extend credit to or engage in transactions with, or perform services for the Company in the ordinary course of business. The name of any dealer and the terms of the transactions will be set forth in the Prospectus Supplement relating thereto.

     Offers to purchase Debt Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction process, if utilized, will be described in the Prospectus Supplement relating thereto.

     The place and time of delivery for the Debt Securities in respect of which this Prospectus is delivered are set forth in the Prospectus Supplement.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Debt Securities offered hereby will be passed upon for the Company by Stroock & Stroock & Lavan of New York, New York. Certain legal matters in connection with the Debt Securities offered hereby will be passed upon for the underwriters or agents, if any, named in the Prospectus Supplement, by Andrews & Kurth L.L.P. of New York, New York.

                                    EXPERTS

     The consolidated balance sheets of Tosco as of December 31, 1994 and 1993, and the consolidated statements of income, common shareholders' equity (deficit) and cash flows, and the financial statement schedules, for each of the three years in the period ended December 31, 1994, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers
& Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following sets forth the estimated expenses in connection with the issuance and distribution of the Registrant's securities being registered hereby, other than underwriting discounts and commissions, all of which will be borne by the Registrant:

      Securities and Exchange Commission registration fee .........   $ 86,208
      Printing and engraving expenses .............................     75,000
      Legal fees and expenses .....................................     40,000
      Accounting fees and expenses ................................     25,000
      Blue Sky fees and expenses ..................................     10,000
      Trustee's Fees ..............................................     10,000
      Miscellaneous expenses ......................................      3,792
                                                                      --------
         Total ....................................................   $250,000
                                                                      ========

Item 15. Indemnification of Directors and Officers.

     The Restated Articles of Incorporation of the Registrant provide that the Registrant shall, to the fullest extent provided by the Nevada General Corporation Law (the "Nevada GCL"), indemnify any and all persons whom it shall have the power to indemnify under the Nevada GCL from and against any and all of the expenses, liabilities or other matters referred to in or covered by the Nevada GCL. The indemnification provided for in the Registrant's Restated Articles of Incorporation shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested Directors, statute, rule or by common law or otherwise.

     The By-Laws of the Registrant provide that the Registrant shall indemnify officers and Directors of the Registrant, for, among other things, any threatened, pending, or completed action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interets of the Registrant, and, in the case of a criminal action or proceeding, he had no reasonable cause to believe that his conduct was unlawful.

     The Registrant continues to maintain Directors and officers liability insurance policies. The Registrant presently carries $14 million of such coverage under a policy maintained with a wholly-owned subsidiary of the Registrant engaged in the insurance business in Bermuda. In addition, the Registrant carries $50,000,000 of Directors and officers liability coverage under policies maintained with private unaffiliated insurance carriers. The insurance subsidiary has deposited in trust the insurance premiums received by it from the Registrant which will be used to pay losses which are covered by the insurance policy issued by such subsidiary.

     The Restated Articles of Incorporation of the Registrant include a provision which eliminates the liability of Directors and officers to the Registrant or its stockholders for damages for breaches of their fiduciary duty, except for liability (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (ii) for the payment of dividends in violation of the provisions of the Nevada GCL which provide that directors who, willfully or with gross negligence, permit the payment of a dividend or the making of a distribution other than as permitted by the Nevada GCL are jointly and severally liable for the lesser of the amount of the dividend or the loss sustained by reason of the dividend or other distribution to stockholders.

     Under Nevada law, absent the foregoing provision, Directors and officers would be liable for negligence or misconduct in the performance of their duties to the Registrant. The provision absolves Directors and officers of liability for negligence, including gross negligence, in the performance of their duties. They will remain liable for acts or omissions which involve intentional misconduct, fraud, a knowing violation of law or a violation of the provision referred to above concerning payment of dividends. The provision has no effect on the availability of equitable remedies such as injunction or rescission upon breach of such duty. In addition, the Registrant understands that the Commission takes the position that the provision will not affect the liability of such persons under the federal securities laws. The Commission's position appears to be that (1) the Nevada law authorizing this provision by its terms only permits the elimination or limitation for breach of fiduciary duty as a director or officer, which is a state law liability and not one imposed by the federal securities laws, and (2) the federal securities laws preempt attempts by the states to limit liability for violations of such laws. However, these issues have not been litigated and are unresolved at the present time. The Nevada law authorizing this provision does not state whether charter amendments adopted pursuant thereto will apply prospectively only or whether they will also apply to acts or omissions which are alleged to have occurred prior to their adoption and the Nevada courts have not addressed such issue. In the event that such amendments are determined by the Nevada courts to apply retroactively, the Registrant intends the provision to have such retroactive application.

     The Registrant has entered into indemnification agreements with its Directors which provide that the Registrant will indemnify such Directors for, among other things, their expenses in any threatened, pending, or completed action, suit, proceeding, inquiry or investigation, except where the Registrant is prohibited by law from paying such expenses, where payment of such expenses is made by an insurance policy, and certain cases involving the dishonesty of the Director, including certain securities law violations, and where the Director initiated the matter against the Registrant.

     Reference is made to the Standard Provisions of the Underwriting Agreement, included as Exhibit 1.1 hereto, which provides certain indemnification rights to Directors and officers of the Registrant.

Item 16. Exhibits.

1.1* -- Form of Standard Provisions of the Underwriting Agreement.

4.1* -- Form of Indenture between Registrant and the First National Bank of
        Boston, as Trustee, relating to Debt Securities (including Form of Debt Security).


5.1* -- Opinion of Stroock & Stroock & Lavan as to the legality of the Debt
        Securities.

12.1 -- Statement regarding computation of ratio of earnings to fixed charges.

23.1*-- Consent of Stroock & Stroock & Lavan (included in Exhibit 5.1).


23.2 -- Consent of Coopers & Lybrand L.L.P.

24.1*-- Power of attorney.

25.1*-- Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1 of the First National Bank of Boston.

- ------------
* Previously filed.

Item 17. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement;

               (i) To include any prospectus required by Section 10(a)(3) of the 1993 Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the 1933 Act, and relating to the securities offered at competitive bidding, as contained in the Registration Statement, together with any supplements thereto, and (2) to file an amendment to the Registration Statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the Registrant after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the Registrant and no reoffering of such securities by the purchasers is proposed to be made.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (e) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended (the "Act"), in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on June 29, 1995.


                                        TOSCO CORPORATION


                                        By:  /s/    WILKES MCCLAVE III
                                            -----------------------------------
                                                    Wilkes McClave III
                                             Vice President--General Counsel


                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


            Signature                             Title                            Date
            ---------                             -----                            ----

                *                         Chairman of the Board of
- --------------------------------            Directors and Chief
       Thomas D. O'Malley                   Executive Officer                  June 29, 1995




                *                         Principal Financial Officer
- --------------------------------            and Director                       June 29, 1995
       Jefferson F. Allen

                *                         Principal Accounting Officer         June 29, 1995
- --------------------------------
        Robert I. Santo

                *                         Director                             June 29, 1995
- --------------------------------
          Joseph B. Carr

                *                         Director                             June 29, 1995
- --------------------------------
      Houston I. Flournoy

                *                         Director                             June 29, 1995
- --------------------------------
         Clarence G. Frame

                *                         Director                             June 29, 1995
- --------------------------------
          Edmund A. Hajim

                *                         Director                             June 29, 1995
- --------------------------------
        Joseph P. Ingrassia

                *                         Director                             June 29, 1995
- --------------------------------
        Charles J. Luellen

*By /s/ WILKES MCCLAVE III
    ----------------------
       Wilkes McClave III
        Attorney-in-fact


                                 EXHIBIT INDEX

1.1* -- Form of Standard Provisions of the Underwriting Agreement.

4.1* -- Form of Indenture between Registrant and the First National Bank of
        Boston, as Trustee, relating to Debt Securities (including Form of Debt Security).


5.1* -- Opinion of Stroock & Stroock & Lavan as to the legality of the Debt
        Securities.

12.1 -- Statement regarding computation of ratio of earnings to fixed charges.

23.1*-- Consent of Stroock & Stroock & Lavan (included in Exhibit 5.1).


23.2 -- Consent of Coopers & Lybrand L.L.P.

24.1*-- Power of attorney.

25.1*-- Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1 of the First National Bank of Boston.

- -----------
* Previously filed.